(1)  Explanation of Response to Table I, Item 4: This Form 3 is being filed jointly for all members of the Section 13(d) reporting group in order to report the securities beneficially owned by JHAB Management II, LLC and JHAB Fund II, LLC and to add JHAB Management II, LLC and JHAB Fund II, LLC as additional members of the Section 13(d) reporting group.  Kent C. McCarthy is the manager of Jayhawk Private Equity, LLC, which is the general partner of Jayhawk Private Equity GP II, L.P.  Jayhawk Private Equity GP II, L.P. is the general partner of Jayhawk Private Equity Fund II, L.P.  Jayhawk Private Equity Fund II, L.P. directly owns 6,340,295 shares of the issuer reported on this form.  As a result, Mr. McCarthy, Jayhawk Private Equity, LLC and Jayhawk Private Equity GP II, L.P. each indirectly beneficially own 6,340,295 shares.  Kent C. McCarthy is also the manager of Jayhawk Capital Management, LLC, which is the general partner of JCF CO LF, L.P.  JCF CO LF, L.P. directly owns 1,928,211 shares of the issuer reported on this form.  As a result, Mr. McCarthy and Jayhawk Capital Management, LLC indirectly beneficially own 1,928,211 shares.  Kent C. McCarthy is also the manager of JHAB Management II, LLC, which is the manager of JHAB Fund II, LLC.  JHAB Fund II, LLC directly owns 1,308,901 shares of the issuer reported on this form.  As a result, Mr. McCarthy and JHAB Management II, LLC indirectly beneficially own 1,308,901 shares.  As a result of being the manager of Jayhawk Capital Management, LLC, Jayhawk Private Equity, LLC, and JHAB Management II, LLC, Kent C. McCarthy indirectly beneficially owns an aggregate of 9,577,407 shares.  Each reporting person disclaims beneficial ownership of the reported securities except to the extent of such reporting person’s pecuniary interest therein.